R. Stuart Wells	M. Douglas Howard	W.W. Lyall D. Knott, Q.C.
William A. Ruskin, 1	Patrick A. Williams	Alexander Petrenko
Bernard Pinsky, 4	Roy A. Nieuwenburg	William C. Helgason
William D. Holder	Nigel P. Kent, 1	Douglas W. Lahay
David W. Kington	Diane M. Bell	Anne L.B. Kober
R. Brock Johnston	Neil P. Melliship	Kenneth K.C. Ing, 12, 13
Darren T. Donnelly	Mark S. Weintraub	Kevin J. MacDonald
Don C. Sihota	R. Barry Fraser	James A. Speakman
Ethan P. Minsky, 6, 7, 9	Brock H. Smith	Nicole M. Byres
Peter Kenward	D. Lawrence Munn, 8	John C. Fiddick
R. Glen Boswall	Virgil Z. Hlus, 5	Stewart L. Muglich, 8
Samantha Ip	Jonathan L.S. Hodes, 1, 5	Mark J. Longo, 2
Aaron B. Singer	L.K. Larry Yen, 10	Amy A. Mortimore
Jane Glanville	Brent C. Clark	Conrad Y. Nest, 10
Richard T. Weiland	Cam McTavish	Valerie S. Dixon
Allyson L. Baker, 2	Warren G. Brazier, 4	Veronica P. Franco
Jeffrey F. Vicq, 3	C. Michelle Tribe	James T. Bryce
Satinder K. Sidhu	Vikram Dhir, 1	Adam M. Dlin
Peter J.F. Ferrari	Oliver C. Hanson, 1	Rina J. Jaswal
Sarah W. Jones	Anna D. Sekunova	Jun Ho Song, 4, 8, 11
Shauna K.H. Towriss	Kyle M. Wilson	Jennifer R. Loeb
Heather M. Hettiarachchi	Eric T. Pau	Pratibha Sharma
Angela M. Blake	Seva Batkin	Christina J. Kim
Victor S. Dudas	Craig V. Rollins	Rong (Lauren) Liang
Rachelle J. Mezzarobba

April 28, 2011 BY EMAIL Manas Petroleum Corporation Bahnhofstrasse 9 6341 Baar Switzerland	Of Counsel:	Derek J. Mullan Q.C.
James M. Halley Q.C.

	Associate Counsel:	Michael J. Roman

Certain lawyers have been admitted to practice in one or more of the following jurisdictions as indicated beside each name:

	Canada 1 Alberta 2 Ontario 3 Saskatchewan	United States 4 California 5 Colorado 6 District of Columbia 7 Florida 8 New York 9 Virginia 10 Washington 11 Nevada	International 12 Hong Kong 13 United Kingdom

Attention:	Peter-Mark Vogel, President and Chief Executive Officer
Dear Sirs:
	Re:	Manas Petroleum Corporation – Registration Statement on Form S-1/A

     We have acted as special counsel to Manas Petroleum Corporation (the “Company”), a Nevada corporation, in connection with the preparation of a registration statement on Form S-1/A (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the offering and sale by the Company (the “Offering”) of up to 60,000,000 units (each, a “Unit”) with each Unit consisting of one share of common stock of the Company (each a “Unit Share”) and one common stock purchase warrant (each a “Unit Warrant”). Each Unit Warrant entitles the holder to purchase one share of common stock of the Company (the “Unit Warrant Share”) for a period of 36 months from the date of closing of the Offering.

     The Unit Shares and Unit Warrants will be issued separately. The Unit Warrants will be issued pursuant to a warrant indenture (the “Warrant Indenture”), a form of which is to be filed as an exhibit to the Registration Statement.

     In connection with this opinion, we have reviewed:

(a)	the Articles of Incorporation of the Company, as amended;

(b)	the Bylaws of the Company, as amended;

(c)	resolutions adopted by the Board of Directors of the Company pertaining to the Offering (the “Resolutions of the Board of Directors”);

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(d)	the agency agreement (the “Agency Agreement”) in connection with the Offering, a form of which is to be filed as an exhibit to the Registration Statement;

(e)	the Warrant Indenture;

(f)	the Registration Statement;

(g)	the Prospectus (the “Prospectus”) constituting a part of the Registration Statement; and

(h)	such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinion expressed herein.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon the statements or certificates of officers or representatives of the Company.

     Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

1.

the Unit Shares, when issued as contemplated by the Registration Statement, the Agency Agreement and the Resolutions of the Board of Directors, including receipt by the Company of full payment of the purchase price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company;

2.

the Unit Warrants, when issued as contemplated by the Registration Statement, the Agency Agreement, the Warrant Indenture and the Resolutions of the Board of Directors, including receipt by the Company of full payment of the purchase price, will be duly and validly authorized and issued; and

3.

the Unit Warrant Shares, when issued as contemplated by the Registration Statement, the Agency Agreement, the Warrant Indenture and the Resolutions of the Board of Directors, including receipt by the Company of full payment of the exercise price, will be duly and validly authorized and issued as fully paid and non-assessable shares in the capital of the Company.

     This opinion letter is opining upon and is limited to the current federal laws of the United States and the laws of the State of Nevada, including the statutory provisions, all applicable provisions of the Nevada constitution, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Prospectus, and to our being named in the Registration Statement.

Yours truly,

/s/ Clark Wilson LLP

cc: United States Securities and Exchange Commission